EXHIBIT 10.25

CODE OF BUSINESS CONDUCT AND ETHICS

I. OVERVIEW

This Code of Business Conduct and Ethics (“Code”) sets forth the guiding principles by which we operate our company and conduct our daily business with our stockholders, customers, suppliers and with each other. These principles apply to all of the directors, officers and employees of ERF Wireless, Inc., and each of the ERF Wireless subsidiaries, except for subsidiaries that are subject to a separate code of business conduct, (referred to herein as the “Company” or “ERF Wireless”). Unless the context indicates otherwise, the term “employee” as used in this Code includes ERF Wireless’ officers and directors.

All employees are required to adhere to the principles and guidelines contained in this Code in all material respects. Failure to uphold the standards of this Code may result in disciplinary action, up to and including termination of employment and, if warranted, legal proceedings. If you have questions about the applicability of this Code, please consult your supervisor or manager or the officer in charge of your department. If you have knowledge of or suspect a situation that you believe may violate or lead to a violation of this Code, please follow the reporting guidelines described in Section III of this Code.

From time to time ERF Wireless may engage in transactions with affiliated companies. In addition, certain executive officers and directors of ERF Wireless may serve as executive officers and directors of affiliated companies. With respect to transactions between or involving ERF Wireless and one or more of its affiliates, it shall not be a violation of this Code if the transaction, in the opinion of ERF Wireless, is no less favorable to ERF Wireless than could be obtained from unrelated parties, or the transaction, in the absence of stockholder ratification or approval by disinterested directors, is fair to all companies involved.

II. PRINCIPLES

Conflicts of Interest.

All employees of the Company should be careful to avoid any action or interest that conflicts with or gives the appearance of a conflict with ERF Wireless’ interests. A “conflict of interest” may exist whenever an individual’s private interests interfere or conflict (or even appear to interfere or conflict) with the interests of ERF Wireless. A conflict of interest may arise when an employee takes actions or has interests that may make it difficult to perform his or her work for ERF Wireless objectively or effectively. Conflicts of interest also may arise when an employee or a member of his or her family receives in an improper manner personal benefits as a result of his or her position with the Company, whether from a third party or from ERF Wireless.
Conflicts of interest are prohibited as a matter of ERF Wireless policy. If you have a question about a potential conflict, consult your supervisor or manager or the officer in charge of your department. If you become aware of a conflict of interest, you must bring it to the attention of your supervisor or manager or the officer in charge of your department.

Corporate Opportunities.

Employees owe a duty to the Company to advance ERF Wireless’ legitimate interests when the opportunity to do so arises. Employees are prohibited from (a) taking for themselves personally opportunities that properly belong to ERF Wireless or are discovered through the use of corporate property, information or position; (b) using corporate property, information or position for improper personal gain; and (c) competing with the interests of ERF Wireless.

Confidentiality.

Employees must maintain the confidentiality of confidential information entrusted or made accessible to them by the Company or its customers, except when disclosure is authorized by an officer of the Company or required by laws and regulations. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. It also includes information that customers and suppliers have entrusted to us in confidence. This obligation not to disclose confidential information continues even after employment ends.

Protection and Proper Use of Company Assets.

All employees must protect the Company’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability. All Company assets may be used only for legitimate business purposes.

Competition and Fair Dealing.

The Company seeks to outperform its competition in a fair and honest manner. The Company seeks competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent or inducing such disclosures by past or present employees of other companies is prohibited. Each employee should endeavor to respect the rights of and deal fairly with the Company’s customers, suppliers, competitors and employees. No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other intentional unfair-dealing practice.

Compliance with Laws, Rules and Regulations.

All employees are expected to understand, respect and comply with all of the laws, rules and regulations, including insider trading laws that apply to them in their position with ERF Wireless. Although not all employees are expected to know the details of each of these laws, it is important that all employees know enough about the laws applicable to their position with the Company in order to know when to seek advice from supervisors, managers or other appropriate personnel.

Public Company Reporting.

As a public company, the Company’s filings with the Securities and Exchange Commission must be full, fair, accurate, timely and understandable. Depending on your position with the Company, you may be called upon to provide necessary information to assure that the Company’s public reports satisfy these requirements. The Company expects employees to take this responsibility very seriously and to provide prompt, accurate and complete answers to inquiries related to these public disclosure requirements.

Financial Statements and Other Records.

All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must conform both to applicable legal requirements and to the Company’s system of internal controls.

Records should always be retained or destroyed according to the Company’s record retention policies. In accordance with those policies, in the event of pending or anticipated litigation or governmental investigation, please consult your supervisor.

III. REPORTING VIOLATIONS OF THIS CODE

Illegal or Unethical Behavior.

Employees who suspect or know of a situation that may violate or lead to a violation of this Code have an obligation to report such information to the Company. Employees may report such information on a confidential, anonymous basis using the Company’s compliance reporting line by calling 800-461-9330 (toll free). In the alternative, employees may report such information to their supervisor or manager or the officer in charge of their department. If the individual to whom such information is reported is not responsive, or if there is a reasonable basis to believe that reporting to such individual is inappropriate in a particular case, then the employee should contact the Company’s Corporate Secretary. All such communications will be kept confidential to the extent feasible, subject to applicable law.

Accounting Concerns or Complaints.

The Company’s policy is to comply with all applicable financial reporting and accounting regulations. Employees of the Company who have unresolved concerns or complaints regarding questionable accounting or auditing matters of the Company, are encouraged to report those concerns or complaints to the Company. Employees may report such concerns or complaints on a confidential, anonymous basis using the Company’s compliance reporting line by calling 800-461-9330 (toll free). In the alternative, employees may report such information to their supervisor or manager or the officer in charge of their department. If the individual to whom such information is reported is not responsive, or if there is a reasonable basis to believe that reporting to such individual is inappropriate in a particular case, then the employee should report his or her concerns to the Company’s Chief Financial Officer. All such communications will be kept confidential to the extent feasible, subject to applicable law.

Non-Retaliation.

The Company prohibits retaliation of any kind against individuals who have made good faith reports or complaints of violations or suspected violations of this Code. No action will be taken or threatened against employees who submit such report or complaint unless (1) the reports or complaints were made with the knowledge that they were false or with willful disregard for their truth or accuracy, or (2) the employee was involved in the improper activity.

IV. AMENDMENT, MODIFICATION AND WAIVER

This Code may be amended or modified only by the Board of Directors of ERF Wireless. Any waiver of this Code may be granted only by the Audit Committee of the Board of Directors of ERF Wireless or other committee of the Board of Directors with specific delegated authority. Waivers will be disclosed as required by the Securities Exchange Act of 1934, and the rules thereunder.

ADOPTED BY THE BOARD OF DIRECTORS OF
ERF WIRELESS, INC., ON MARCH 29, 2011.